Exhibit 99.1

Contacts:
Laurie Van Raemdonck
Vice President of Investor Relations
(248) 340-7731
lvanraemdonck@championhomes.net
or
Phyllis Knight,
Executive Vice President and CFO
(248) 340-9090
Champion Enterprises Reports Net Income of $0.12
Per Diluted Share for the Third Quarter of 2006
Revenues increase 3 percent, driven by 58 percent increase in modular sales, despite continued weakness in the HUD Code market.
AUBURN HILLS, Mich., Oct. 24, 2006 – Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its third quarter ended Sept. 30, 2006. Revenues for the quarter increased 3.2 percent to $346.5 million compared to $335.7 million for the third quarter of 2005. Net income for the quarter totaled $9.0 million, or $0.12 per diluted share, compared to net income of $15.7 million, or $0.20 per diluted share, for the same period last year. Income from continuing operations before income taxes fell to $11.6 million compared to $17.6 million for the third quarter of 2005.
Operating Highlights – North American Manufacturing Segment
•	North American manufacturing (“manufacturing segment”) net sales decreased 5.4 percent to $293.4 million compared to $310.2 million for the third quarter of 2005.

•	Segment revenues from the sale of modular homes totaled $89 million, climbing 17 percent for the third quarter of 2006 compared to the same period a year ago, representing 30 percent of total manufacturing segment sales for the quarter. Modular unit sales increased 13 percent during the quarter. For the nine months ended Sept. 30, 2006, organic growth in modular sales totaled 12 percent.

•	Manufacturing segment income for the quarter decreased $7.7 million to $19.6 million from $27.3 million in the third quarter of 2005.
2701 Cambridge Court, Suite 300 | Auburn Hills, Michigan 48326
(248) 340-9090 | www.championhomes.com

Champion Enterprises Reports Net Income of $0.12 Per Diluted Share for the Third Quarter of 2006
Page 2 ~
•	Manufacturing segment margins were 6.7 percent compared to 8.8 percent in the third quarter of 2005 and 6.6 percent last quarter. The year-over-year decrease was the result of lower “same plant” unit volumes, weak incoming order rates and backlogs throughout the quarter and impairment charges. Manufacturing segment margin for the last 12 months now stands at 7.2 percent.

•	During the third quarter, the Company closed an additional plant in Indiana, where it continues to operate four manufacturing facilities, and closed one of its three plants in North Carolina. As a result of these restructuring activities, the Company recorded a non-cash pretax fixed asset impairment charge of $1.2 million during the quarter. In addition, at the beginning of the fourth quarter, the Company idled one of its four plants in Florida. No impairment charges are anticipated from the idling of this facility. Since the second quarter of this year began, the Company has idled or closed four manufacturing facilities, and is now operating 28 plants in the United States and two in Western Canada.

•	Manufacturing segment backlogs ended the quarter at $78 million, up from $52 million at the end of the second quarter but down from $170 million at the end of the third quarter of 2005 (excluding the $58 million order from FEMA). Most of the improvement during the quarter came from the Canadian operations.
Operating Highlights – International Manufacturing Segment
•	International manufacturing (“international segment”) consists of United Kingdom-based Calsafe Group (Holdings) Ltd. and its operating subsidiary Caledonian Building Systems which were acquired in April 2006. International segment sales totaled $30.9 million for the quarter, up from $27.1 million last quarter.

•	International segment income improved to $2.0 million for the period, up from $1.2 million in the second quarter and resulting in a segment margin of 6.3 percent compared to 4.4 percent last quarter.

•	International segment order backlogs continue to strengthen, with firm contracts and orders pending contracts under framework agreements totaling approximately $185 million compared to approximately $120 million at the end of last quarter.

•	During the fourth quarter of this year, the Company will begin operation of a newly constructed fourth factory at the same site as its existing operations in the United Kingdom. This fourth facility is expected to reach full utilization by late-2007.
Operating Highlights – Retail Segment
•	The Company’s retail segment reported revenues of $31.4 million compared to $36.8 million for the same period last year.

Champion Enterprises Reports Net Income of $0.12 Per Diluted Share for the Third Quarter of 2006
Page 3 ~
•	Retail segment income totaled $2.4 million for the quarter compared to $2.2 million in 2005, and the segment margin improved to 7.7 percent from 5.9 percent for the third quarter of 2005.
Other Highlights
•	While the Company expects its normalized effective tax rate to be in the range of 34 to 36 percent, the 22.3 percent effective tax rate for the quarter was lower as a result of adjustments to prior estimates.

•	Cash and cash equivalents totaled $106.4 million at the end of the quarter compared to $121.6 million at the end of last quarter. During the quarter the Company used approximately $30 million of cash to complete the previously announced acquisition of North American Housing.

•	Cash flow from continuing operations totaled $20.2 million for the third quarter of 2006 compared to $26.3 million for the same period last year and $12.6 million for the second quarter. Cash flow from continuing operations totaled $59.4 million for the nine months ended Sept. 30, 2006.

•	During the quarter, as previously announced, Champion entered into an agreement to sell its remaining retail operations. The Company expects to record pretax income of approximately $12 million upon completion of the transaction in the fourth quarter.
“The U.S. housing markets remained difficult during the quarter. In particular, the rate of decline in the HUD Code market accelerated. Industry HUD Code shipments declined 12.5 percent in July and August and, excluding FEMA temporary home sales, have declined 6.5 percent through the first eight months of 2006,” said William Griffiths, chairman, president and CEO of Champion Enterprises, Inc. “As a result, we have idled or closed four manufacturing facilities this year in an effort to stabilize capacity utilization rates and preserve margins in this challenging environment. Despite the fact that our HUD Code unit sales during the third quarter dropped 14 percent compared to last quarter, manufacturing segment margins increased slightly from 6.6 percent to 6.7 percent even after recording an impairment charge of $1.2 million in the quarter.
“While domestic housing starts have seen consistent declines this year, our modular home sales, before acquisitions, are up 12 percent for the year. We remain confident in our long-term strategy of diversifying the Company by growing our domestic and international modular businesses while continuing to focus on improving the profitability and cash flow of our core manufactured housing business,” said Griffiths. “Companywide modular revenues, which increased 58 percent during the quarter, now represent 35 percent of consolidated revenues.”
Griffiths concluded, “This diversification has helped to offset declines in HUD Code shipments and, along with ongoing capacity adjustments, has contributed to our continued profitability and strong cash flow generation.”

Champion Enterprises Reports Net Income of $0.12 Per Diluted Share for the Third Quarter of 2006
Page 4 ~
Third Quarter 2006 Conference Call
Champion Enterprises will host a conference call on Wednesday, Oct. 25, 2006 at 11 a.m. EDT to discuss these results and current business trends. To listen to the call, please call (888) 419-5570 for domestic callers or (617) 896-9871 for international callers. The passcode is 10219008. You can also listen to the call via the Company’s website at www.championhomes.com under the Investor Relations link.
A telephone replay of the call will be available approximately one hour after the call’s conclusion through Wednesday, Nov. 8, 2006, and on the Company’s website for 90 days. To access the telephone replay, please call (888) 286-8010 for domestic callers or (617) 801-6888 for international callers. The passcode is 87581117. The replay will also be available under the Investor Relations link at the Company’s website under Audio Archives.
About Champion
Auburn Hills, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, has produced more than 1.6 million homes through its family of homebuilders since 1953. Today, Champion operates 33 manufacturing facilities in North America and the United Kingdom, partnering with over 3,000 independent retailers, builders and developers. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding future operations, factory utilization, normalized effective tax rates, pretax income expectations, long-term strategy, diversification, improved profitability and cash flow, each of which could be construed to be forward-looking statements within the meaning of the Securities and Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors, which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other SEC filings, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.

CHB/ 5
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,	October 1,	%	September 30,	October 1,	%
	2006	2005	Change	2006	2005	Change
		(Restated)			(Restated)
Net sales:
Manufacturing segment	$293,417	$310,239	(5%)	$945,011	$840,572	12%
International segment	30,946	—		58,077	—
Retail segment	31,391	36,789	(15%)	93,712	100,731	(7%)
Less: intercompany	(9,300)	(11,300)		(33,100)	(44,200)

Total net sales	346,454	335,728	3%	1,063,700	897,103	19%

Cost of sales	289,563	277,819	4%	895,677	746,357	20%

Gross margin	56,891	57,909	(2%)	168,023	150,746	11%

Selling, general, and administrative expenses	41,060	36,995	11%	119,709	105,397	14%
Mark-to-market credit for common stock warrant	—	—		—	(4,300)
Loss on debt retirement	—	—		—	901

Operating income	15,831	20,914	(24%)	48,314	48,748	(1%)

Interest expense, net	4,214	3,360	25%	10,295	10,867	(5%)

Income from continuing operations before income taxes	11,617	17,554	(34%)	38,019	37,881	0%

Income tax (benefit) expense	2,589	950		(104,514)	1,850

Income from continuing operations	9,028	16,604	(46%)	142,533	36,031	296%

Income (loss) from discontinued operations, net of taxes	(13)	(900)		11	(4,209)

Net income	$9,015	$15,704	(43%)	$142,544	$31,822	348%

Income from continuing operations	$9,028	$16,604		$142,533	$36,031
Less: dividends on preferred stock	—	—		—	(293)
Less: amount allocated to participating securities	—	—		—	(988)

Income from continuing operations available to common shareholders	$9,028	$16,604	(46%)	$142,533	$34,750	310%

Basic income per share:
Income from continuing operations	$0.12	$0.22	(46%)	$1.87	$0.47	301%
Income (loss) from discontinued operations	(0.00)	(0.01)		0.00	(0.06)

Net income	$0.12	$0.21	(43%)	$1.87	$0.41	356%

Weighted shares for basic EPS	76,456	75,837		76,304	74,520

Diluted income per share:
Income from continuing operations	$0.12	$0.21	(45%)	$1.84	$0.46	300%
Income (loss) from discontinued operations	(0.00)	(0.01)		0.00	(0.06)

Net income	$0.12	$0.20	(41%)	$1.84	$0.40	355%

Weighted shares for diluted EPS	77,486	76,886		77,512	75,559

See accompanying Notes to Financial Information.
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CHB/ 6
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	(UNAUDITED)	(UNAUDITED)
	September 30,	July 1,	December 31,
	2006	2006	2005
Assets
Cash and cash equivalents	$106,439	$121,646	$126,979
Accounts receivable, trade	61,455	62,277	46,186
Inventories	73,868	68,353	76,391
Current assets of business held for sale	40,986	41,561	36,069
Deferred tax assets	37,258	37,559	441
Other current assets	7,783	8,996	12,090

Total current assets	327,789	340,392	298,156

Property, plant and equipment, net	113,153	109,583	90,688
Goodwill and amortizable intangible assets	331,091	297,871	158,101
Non-current assets of business held for sale	627	640	875
Non-current deferred tax assets	95,600	97,200	—
Other non-current assets	18,521	18,214	18,834

	$886,781	$863,900	$566,654

Liabilities and Shareholders’ Equity
Accounts payable	$73,107	$67,046	$27,812
Current liabilities of business held for sale	3,461	4,290	5,361
Other accrued liabilities	160,121	158,698	152,918

Total current liabilities	236,689	230,034	186,091

Long-term debt	283,665	282,896	201,727
Long-term deferred tax liabilities	34,623	23,375	124
Other long-term liabilities	33,013	39,337	31,407
Shareholders’ equity	298,791	288,258	147,305

	$886,781	$863,900	$566,654

See accompanying Notes to Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
		(Restated)		(Restated)
Net income	$9,015	$15,704	$142,544	$31,822
(Income) loss from discontinued operations	13	900	(11)	4,209
Adjustments:
Depreciation and amortization	4,868	2,663	12,932	7,726
Stock-based compensation	369	1,419	3,717	4,009
Change in deferred taxes	2,300	—	(107,400)	—
Fixed asset impairment charge	1,200	—	1,200	—
Mark-to-market credit for common stock warrant	—	—	—	(4,300)
Loss on debt retirement	—	—	—	901
(Gain) loss on disposal of fixed assets	58	(26)	(4,470)	(1,625)
Changes in working capital	2,498	(10,673)	19,383	(19,816)
Changes in accrued liabilities	(1,420)	15,070	(11,814)	12,848
Other	1,307	1,274	3,321	3,916

Cash provided by continuing operating activities	20,208	26,331	59,402	39,690

Additions to property, plant and equipment	(5,221)	(2,686)	(14,279)	(7,976)
Acquisitions	(30,098)	(41,427)	(153,290)	(41,427)
Proceeds on disposal of fixed assets	(33)	165	5,730	5,221
Other	—	—	—	(55)

Cash used for investing activities	(35,352)	(43,948)	(161,839)	(44,237)

Decrease in long-term debt	(547)	(149)	(1,376)	(277)
Proceeds from Term Loan	—	—	78,561	—
Purchase of Senior Notes	—	—	—	(9,885)
Decrease in short-term debt	—	(8,195)	—	(8,195)
Increase in deferred financing costs	(81)	—	(1,076)	—
Decrease in restricted cash	316	—	698	1
Purchase of common stock warrant	—	—	—	(4,500)
Common stock issued, net	—	985	1,955	1,582
Dividends paid on preferred stock	—	—	—	(293)

Cash provided by (used for) financing activities	(312)	(7,359)	78,762	(21,567)

Net cash provided by (used for) operating activities of discontinued operations	114	72	600	(3,493)
Net cash provided by investing activities of discontinued operations	—	6,417	568	30,649
Net cash used for financing activities of discontinued operations	—	(353)	—	(12,249)

Cash provided by discontinued operations	114	6,136	1,168	14,907

Effect of exchange rate changes on cash and cash equivalents	135	—	1,967	—

Decrease in cash and cash equivalents	(15,207)	(18,840)	(20,540)	(11,207)
Cash and cash equivalents at beginning of period	121,646	149,899	126,979	142,266

Cash and cash equivalents at end of period	$106,439	$131,059	$106,439	$131,059

The 2005 Statement of Cash Flows has been revised to separately disclose the operating, investing, and financing portions of the cash flows attributable to discontinued operations. These amounts were previously reported on a combined basis.
See accompanying Notes to Financial Information.
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CHB/ 8
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)
(1) The Company’s international segment consists of its United Kingdom-based modular manufacturing operations, which were acquired upon the acquisition of Calsafe Group (Holdings) Limited and its operating subsidiary, Caledonian Building Systems Limited. The transaction, which was completed on April 7, 2006, was funded through a combination of proceeds from a term loan and cash.
(2) In the second quarter of 2006 the Company reversed its deferred tax asset valuation allowance totaling $109.7 million. Subsquent to this reversal, the Company’s earnings are fully taxed for financial reporting purposes.
(3) The Company evaluates the performance of its manufacturing, international and retail segments based on earnings before amortization, interest, income taxes, and general corporate expenses. A reconciliation of income from continuing operations before income taxes for the three and nine months ended follows (dollars in thousands):

		As a % of		As a % of
	September 30,	Related	October 1,	Related	%
Three months ended:	2006	Sales	2005	Sales	Change

Manufacturing segment income	$19,553	6.7%	$27,318	8.8%	(28%)
International segment income	1,959	6.3%	—
Retail segment income	2,425	7.7%	2,184	5.9%	11%
Amortization of intangibles	(1,122)		—
General corporate expenses	(7,184)		(8,788)		18%
Intercompany eliminations	200		200
Interest expense, net	(4,214)		(3,360)		(25%)

Income from continuing operations before income taxes	$11,617	3.4%	$17,554	5.2%	(34%)

		As a % of		As a % of
	September 30,	Related	October 1,	Related	%
Nine months ended:	2006	Sales	2005	Sales	Change

Manufacturing segment income	$66,558	7.0%	$63,315	7.5%	5%
International segment income	3,158	5.4%	—
Retail segment income	6,317	6.7%	6,052	6.0%	4%
Amortization of intangibles	(2,513)		—
General corporate expenses	(24,406)		(25,818)		5%
Mark-to-market credit for common stock warrant	—		4,300
Loss on debt retirement	—		(901)
Intercompany eliminations	(800)		1,800
Interest expense, net	(10,295)		(10,867)		5%

Income from continuing operations before income taxes	$38,019	3.6%	$37,881	4.2%	0%

(4) The Company’s discontinued operations consists of its traditional retail business, which was disposed of in 2005 and 2004, and its former consumer finance business.
(5) The Company early adopted SFAS No. 123(R), in the fourth quarter of 2005, effective January 2, 2005, using the modified prospective method of transition. Quarterly results for 2005 have been restated accordingly. The effect of expensing stock options was insignificant in both 2006 and 2005.
(6) For the nine months ended September 30, 2006, gains on sales of fixed assets resulted primarily from the sale of an investment property in Florida and the sale of three idle plants.
(7) During the third quarter of 2006, the Company acquired North American Housing Corp., a manufacturer of modular homes in the Virginia area. In the first quarter of 2006 the Company acquired Highland Manufacturing Company, LLC, a manufacturer of modular and HUD Code homes in the north central U.S.
(8) On September 8, 2006 the Company entered into a stock purchase agreement to sell all of the outstanding equity interest of its wholly-owned subsidiary, San Jose Advantage Homes, Inc., the Company’s remaining retail operation. The Company has reclassified the assets and liablities of the retail segment to held for sale on the balance sheet as of September 30, 2006 and for all prior periods.
(9) During the second quarter of 2005, the Company purchased $9.1 million of its then outstanding Senior Notes due 2007 for cash consideration of $9.9 million, resulting in a pretax loss of $0.9 million.
(10) During the nine months ended October 1, 2005, the Company recorded credits (income) of $4.3 million for the change in the estimated fair value of its then outstanding common stock warrant for 2.2 million shares. In April 2005 the Company repurchased and cancelled the warrant in exchange for a cash payment of $4.5 million.
(11) The company’s participating securities for determining EPS during the 2005 period consisted of its convertible preferred stock and common stock warrant. As a result of the repurchase and cancellation of the warrant and the conversion of all convertible preferred stock in April 2005, the Company’s participating securities have been eliminated for 2006.
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CHB/ 9
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended			Nine months ended
	September 30,	October 1,	%	September 30,	October 1,	%
	2006	2005	Change	2006	2005	Change

MANUFACTURING SEGMENT
Units sold
HUD Code	3,587	4,717	(24%)	12,537	13,574	(8%)
Modular	1,230	1,088	13%	3,513	2,736	28%
Canadian	319	272	17%	857	732	17%

Total units sold	5,136	6,077	(15%)	16,907	17,042	(1%)
Less: intercompany	126	189	(33%)	479	744	(36%)

Units sold to independent retailers/builders	5,010	5,888	(15%)	16,428	16,298	1%

Floors sold	9,917	11,799	(16%)	32,279	32,814	(2%)

Multi-section mix	82%	85%		80%	85%

Average unit prices, excluding delivery
Total	$52,400	$47,300	11%	$51,100	$45,700	12%
HUD Code	$45,900	$42,400	8%	$45,100	$42,400	6%
Modular	$68,400	$66,500	3%	$70,300	$61,700	14%
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